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Exhibit 10.66B

ATTACHMENT A

1990 LONG-TERM EQUITY INCENTIVE PLAN
SUB PLAN FOR FRENCH EMPLOYEES

1.
Introduction.

    The Board of Directors (the "Board") of Sun Microsystems, Inc. (the "Company") has established the Sun Microsystems, Inc. 1990 Long-Term Equity Incentive Plan (amended as of August 16, 2000 and adjusted for a 2-for-1 stock dividend paid December 5, 2000) (the "U.S. Plan") to provide an incentive to eligible employees of the Company, its parent and subsidiary companies, including its French subsidiary, Sun Microsystems France S.A., (the "Subsidiary"). Section 19 of the U.S. Plan specifically authorizes the Board to amend, alter, suspend or terminate the U.S. Plan. The Board intends to establish a sub-plan of the U.S. Plan for the purpose of granting options which qualify for the favorable tax and social security treatment in France applicable to options granted under the Sections L 225-177 to L 225-186 of the New Commercial Code dated September 18, 2000 to qualifying employees who are resident in France for French tax purposes (the "French Optionees"). The terms of the U.S. Plan, as set out in Appendix A hereto, shall, subject to the modifications in the following rules, constitute the Rules of the Sun Microsystems, Inc. 1990 Long-Term Equity Incentive Plan for French Employees (the "French Plan").

    Under the French Plan, qualifying employees will be granted only stock options as defined in Section 2 hereunder. The provisions of Section 7(g) (Incentive Stock Options); Section 7(i) (Options to Consultants); Section 8 (Stock Appreciation Rights); Section 9 (Stock Purchase Rights); Section 10 (Long-Term Performance Awards); and all other provisions of the U.S. Plan in relation to the grant of these types of awards are not applicable to grants made under the French Plan.

2.
Definitions.

    Capitalized terms not otherwise defined herein, shall have the same meanings as set forth in the U.S. Plan. In addition,

  (a)
  the term Option shall have the following meaning:

  (i)
  Purchase stock options that are rights to acquire common stock in the Company ("Common Stock") repurchased by the Company prior to the grant of the options; or

  (ii)
  Subscription stock options that are rights to subscribe newly issued Common Stock.

  (b)
  the term Grant Date shall be the date on which the Board both (i) designates the French Optionee and (ii) specifies the terms and conditions of the Option including the number of shares and the Option price;

  (c)
  the term Exercise Date or Vesting Date shall mean the date on which a portion of a French Optionee s Option first becomes exercisable. The Exercise Date or Vesting Date shall be noted on the Stock Option Agreement for French Employees, but not earlier than the first anniversary of the Grant Date.

3.
Entitlement to Participate.

    Any individual who is employed by a Subsidiary under the terms and conditions of an employment contract or who is a corporate executive of a Subsidiary shall be eligible to receive Options under the French Plan provided that he or she does not own more than ten percent (10%) of the Company s capital shares. Options may not be issued to a director of the Subsidiary unless he or she is employed by the Subsidiary under the terms and conditions of an employment contract.

4.
Non-Transferability of Option.

    Notwithstanding any provision in the U.S. Plan to the contrary and, except in the case of death, Options cannot be transferred to any third party. In addition, the Options are only exercisable by the French Optionee during his or her lifetime.

5.
Conditions of the Option/Option Price.

    Notwithstanding any provision in the U.S. Plan to the contrary, the conditions of the U.S. Plan, the French Plan, and any Options granted thereunder shall not be modified after the Grant Date with retroactive effect, except that vesting and exercisability of the Option may be modified as provided in Section 9 of the French Plan, and that the Option price and number of shares may be modified as provided under Section 8 of the French Plan.

    The Option price payable pursuant to Options issued hereunder shall be fixed by the Board on the date the Option is granted. The Option price per share shall not be less than:

  (a)
  with respect to purchase Options over Common Stock, the higher of either 80% of the average quotation price of such Common Stock during the 20 days of quotation immediately preceding the Grant Date or 80% of the average purchase price paid for such Common Stock by the Company; and

  (b)
  with respect to subscription Options over the Common Stock, 80% of the average quotation price of such Common Stock during the 20 days of quotation immediately preceding the Grant Date.

6.
Exercise of an Option.

    The Options will vest pursuant to the terms and conditions set forth in the respective grant notice and stock option agreement. No Option can be exercised prior to the Vesting Date. However, in the case of death of an Optionee, outstanding Options shall be immediately vested and exercisable under the conditions set forth by Section 9 of the French Plan.

    Notwithstanding any provisions in the U.S. Plan to the contrary, upon exercise of an Option, the full Option price and any required tax and/or social insurance charges to be withheld by the Subsidiary on behalf of the French Optionee will have to be paid either in cash, by check or by credit transfer, exclusive of any other method of payment. The French Optionee may also give irrevocable instructions to a stockbroker to properly deliver the option price to the Company.

    Notwithstanding any provisions in the U.S. Plan to the contrary, neither the Subsidiary nor the Company may withhold Shares owed to the French Optionee at the time of exercise in order to meet the tax and/or social insurance charges that might be due at the time of sale of the underlying Shares. However, upon sale of the underlying shares, the Subsidiary and/or the Company shall have the right to withhold, or request any third party to withhold, from the proceeds to be paid to the French Optionee the sums corresponding to any social security charges due at exercise or sale by the French Optionee. To the extent that such charges are due and have not been withheld from the French Optionee, the French Optionee is obligated to submit the amount due to the Subsidiary by cash, check or credit transfer.

    The shares acquired upon exercise of an Option will be recorded in the name of the French Optionee, except in the event of death as referred to under Section 9 of the French Plan, and held, at the discretion of the Company, by either: (i) the Company, (ii) the transfer agent designated by the Company, or (iii) in an account in the name of the shareholder with a stock brokerage firm designated by the Company.

7.
Restriction on Sale of Underlying Shares.

    Notwithstanding any provision in the U.S. Plan to the contrary and except in the case of dismissal, forced retirement, disability or death, the French Optionee will not be allowed to transfer, assign, hypothecate or sell the underlying shares acquired upon exercise of an Option, before the expiration of the period of time necessary to comply with the holding period provided for by section 163 bis C of the French tax code as amended.

8.
Changes In Capitalization.

    Notwithstanding any provisions of the U.S. Plan to the contrary, adjustments to the Option price and/or the number of shares subject to an Option issued hereunder shall be made to preclude the dilution or enlargement of benefits under the Option only in the event of one or more of the transactions listed below by the Company. Furthermore, even upon occurrence of one or more of the transactions listed below, no adjustment to the kind of shares to be granted shall be made. The transactions are as follows:

  (a)
  an issuance of new shares for cash consideration reserved to the Company s existing shareholders;

  (b)
  an issuance of convertible or exchangeable bonds reserved to the Company s existing shareholders;

  (c)
  a capitalization of retained earnings, profits, or issuance premiums;

  (d)
  a distribution of reserves by payment in cash or shares;

  (e)
  a cancellation of shares in order to absorb losses; and

  (f)
  a purchase, by the Company when listed, of its own shares at a price higher than their then current quotation price.

    An increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company is not within the scope of the prohibition of the first paragraph of this Section 8.

9.
Death.

    In the event of the death of a French Optionee, the Option shall become immediately vested and exercisable. The French Optionee s heirs may exercise the Option within six months following the death, notwithstanding any prior expiration date, but any Option which remains unexercised shall expire six months following the date of the French Optionee's death.

10.
Term of the Option.

    The term of the Option will be nine years and six months. This term can only be extended in the event of the death of the French Optionee, and in no event will the term of the Option exceed ten years.

11.
Interpretation.

    It is intended that Options granted under the French Plan shall qualify for the favorable tax and social security treatment applicable to stock options granted under the new French Commercial code as subsequently amended, and in accordance with the relevant provisions set forth by French tax law and the French tax administration. The terms of the French Plan shall be interpreted in accordance with the relevant provisions set forth by French tax and social security laws, as well as the French tax and social security administrations.

    In the event of any conflict between the provisions of the present French Plan and the U.S. Plan, the provisions of the French Plan shall control for any grants made thereunder to French Optionees.

12.
Effective Date.

    The French Plan is effective as of August 15, 2001.

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ATTACHMENT A
1990 LONG-TERM EQUITY INCENTIVE PLAN SUB PLAN FOR FRENCH EMPLOYEES